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                                                                    EXHIBIT 99.2

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                            CONDENSED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)       (NOTE)
ASSETS
Receivable from parent......................................    $1,000          $1,000
                                                                ======          ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies (Note 2 and 3)
Shareholder's equity
  Common stock, par value $.10; 1,000 shares authorized, 100
     shares issued and outstanding..........................    $   10          $   10
  Paid-in capital...........................................       990             990
                                                                ------          ------
                                                                $1,000          $1,000
                                                                ======          ======

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NOTE:The December 31, 1998 balance sheet has been derived from audited financial statements at that date.
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                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                       NOTES TO CONDENSED BALANCE SHEETS

1. The unaudited interim financial information as of June 30, 1999 has been prepared on the same basis as the audited balance sheet. In the opinion of management, such unaudited information includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position for the interim period presented.

2. ORGANIZATION

     Globalstar Capital Corporation ("GCC"), a wholly-owned subsidiary of Globalstar, L.P. ("Globalstar"), was formed on July 24, 1995 for the primary purpose of serving as a co-issuer and co-obligator with respect to certain debt obligations of Globalstar.

3. GLOBALSTAR 8% REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

     On January 21, 1999, Globalstar sold to GTL $350 million face amount of 8% redeemable preferred partnership interests ("8% RPPI's") in connection with GTL's offering of $350 million of 8% Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"). Such preferred partnership interests are subordinate to the borrowings to which GCC is a guarantor.

4. SUBSEQUENT EVENT

     In August 1999, Globalstar completed a $500 million credit facility with Bank of America. GCC, a wholly-owned subsidiary of Globalstar, is a guarantor of the credit facility.